EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Maxim Integrated Products UK Limited	United Kingdom

Maxim GmbH	Germany

Maxim Gesellschaft fur elektronische Baustine GmbH	Germany

Maxim SARL	France

Maxim Integrated Products Netherlands B.V.	Netherlands

Maxim Integrated Products GmbH	Austria

Maxim Integrated Products Holding Limited	Ireland

Maxim Integrated Products International Limited	Ireland

Maxim International Products International Sales Limited	Ireland

Maxim Overseas Technology SAR	Luxembourg

Maxim Japan Co., Ltd.	Japan

Maxim Integrated Products Korea, Inc.	Korea

Maxim Phil. Assembly Corporation	Philippines

Maxim Phil. Operating Corporation	Philippines

Maxim Phil. Holding Corporation	Philippines

Maxim Phil. Land Corporation *	Philippines

* This Subsidiary is 40% owned by the Registrant.

Maxim (I.P) Enterprise Solutions Corporation Philippines	Philippines

Maxim Integrated Products Switzerland AG	Switzerland

Maxim Integrated Products (Thailand) Co., Ltd.	Thailand

Maxim India Integrated Circuit Design Private Limited	India

Maxim Mikroelektronik Tasarim ve Gelistirme Ltd. Sti	Turkey

Maxim Nordic ApS	Denmark

Maxim Dallas/Direct, Inc.	Delaware

Maxim International Holding, Inc.	Delaware

L&L Engineering, LLC	New Hampshire

Maxim Technology Ltd.	Cayman Islands

Maxim Holding Company Ltd.	Cayman Islands

Dallas Semiconductor Corporation (Taiwan)	Delaware

Dallas Semiconductor Philippines, Inc.	Philippines

Maxim Integrated Products Asia Limited	Hong Kong

Chartec Laboratories A/S	Denmark

Chartec Laboratories Holding ApS	Denmark

Maxim Dallas (Shanghai) Semiconductor Trading Co. Ltd.	China

MIP Chandler LLC	Delaware

Mobilygen Corporation	California

Innova Card	France

Teridian Semiconductor Holding Corp.	Delaware

Teridian Semiconductor Intermediate Holdings Corp.	Delaware

Teridian Semiconductor Corp.	California

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